Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

LANDMARK APARTMENT TRUST OF AMERICA, INC.,

iSTAR APARTMENT HOLDINGS LLC

AND

BREDS II Q LANDMARK LLC

Dated as of January 7, 2014

- i -

3.21	Acknowledgment Regarding Purchasers’ Purchase of Series E Preferred Shares	18
3.22	Environmental Matters	19
3.23	Material Contracts	19
3.24	SEC Reports; Accuracy of Descriptions; Financial Statements	21
3.25	No Material Adverse Change in Business	22
3.26	Absence of Proceedings	22
3.27	Possession of Intellectual Property	22
3.28	Possession of Licenses and Permits	22
3.29	Title to Property	23
3.30	Condition of Properties	23
3.31	Access and Utilities	24
3.32	No Condemnation	24
3.33	Accounting Controls and Disclosure Controls	24
3.34	Tax Returns and Payment of Taxes	24
3.35	REIT Qualification	25
3.36	ERISA	26
3.37	Absence of Labor Dispute	26
3.38	Foreign Corrupt Practices Act	26
3.39	Money Laundering Laws	27
3.40	OFAC	27
3.41	Bank Accounts	29
3.42	Affiliate Interests and Transactions	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF iSTAR		30

4.1	Organization	30
4.2	Authorization	30
4.3	Consents and Approvals	30
4.4	No Conflicts	30
4.5	Brokers’ Fees	31
4.6	Securities Law Matters	31
4.7	Patriot Act	31
4.8	No Other Representations or Warranties	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BREDS		32

5.1	Organization	32
5.2	Authorization	32

- ii -

5.3	Consents and Approvals	33
5.4	No Conflicts	33
5.5	Brokers’ Fees	33
5.6	Securities Law Matters	33
5.7	Patriot Act	33
5.8	No Other Representations or Warranties	34

ARTICLE VI CONDITIONS PRECEDENT TO CLOSINGS		34

6.1	Conditions Precedent to the Corporation’s Obligations	34
6.2	Conditions Precedent to each Purchaser’s Obligations	35

ARTICLE VII CLOSING DELIVERIES		36

7.1	Items to Be Delivered by the Corporation	36
7.2	Items to Be Delivered by the Purchasers	38

ARTICLE VIII OTHER AGREEMENTS OF THE PARTIES		39

8.1	All Reasonable Efforts; Further Assurances	39
8.2	Notification	39
8.3	Public Announcements	39
8.4	Confidentiality	39
8.5	Transfer Taxes	40
8.6	Transfer Restrictions	40
8.7	Director and Officer Insurance; Indemnification	41
8.8	Access	41
8.9	Amendments to Transaction Documents	42
8.10	Integration	42
8.11	Compliance	42
8.12	Employment Agreement	42
8.13	Antitakeover Measures	42
8.14	Property Acquisition Certifications	43

ARTICLE IX SURVIVAL AND INDEMNIFICATION		43

9.1	Survival of Representations, Warranties, and Covenants	43
9.2	Indemnification	43
9.3	Procedures for Third-Party Claims	45
9.4	Direct Claims	46
9.5	Certain Other Matters	46

- iii -

ARTICLE X MISCELLANEOUS		46

10.1	Amendments	46
10.2	Assignment	46
10.3	Binding Effect	47
10.4	Counterparts	47
10.5	Entire Agreement	47
10.6	Fees and Expenses	47
10.7	Governing Law	47
10.8	Headings	47
10.9	Jurisdiction	47
10.10	Notices	48
10.11	No Recourse	49
10.12	Severability	49
10.13	Specific Performance	49
10.14	Third-Party Beneficiaries	50
10.15	Waiver	50

Index of Schedules

Schedule A:	Use of Proceeds

Schedule B:	Indebtedness

Schedule 3.2:	Subsidiaries

Schedule 3.4:	Consents and Approvals

Schedule 3.5:	No Conflicts; No Violations

Schedule 3.7:	Capitalization

Schedule 3.11:	FF&E

Schedule 3.27:	Intellectual Property

Schedule 3.30:	Developments and Improvements

Schedule 3.41:	Bank Accounts

Schedule 3.42:	Affiliate Interests and Transactions

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Index of Exhibits

Exhibit A:	Series E Preferred Articles Supplementary

Exhibit B:	Series E Common Articles Supplementary

Exhibit C:	Operating Partnership Agreement Amendment to create Series E Preferred Partnership Units

Exhibit D-1:	Form of Opinion of Counsel to Corporation

Exhibit D-2:	Form of Opinion of Tax Counsel to Corporation (Morris, Manning & Martin, LLP)

Exhibit D-3:	Form of Opinion of Maryland Counsel to Corporation

Exhibit E:	Form of Amended and Restated Corporate Governance Agreement

Exhibit F:	Form of REIT Ownership Limit Waiver

Exhibit G:	Form of Pledge Agreement

Exhibit H:	Form of Escrow Agreement

Exhibit I:	2014 Budget

Defined Terms

2014 Budget	38
Acquisition Documents	38
Affiliate	2
Agreement	1
Agreements and Instruments	14
BREDS	1
BREDS Director	2
BREDS Documents	33
BREDS Equity Commitment	2
BREDS Representative	2
Business Day	2
Capital Stock	2
Charter	2
Closing	2
Closing Date	2
Code	3
Common Equity	3
Common Stock	3
Common Units	3
Component Entity	3
Contract	3

Corporate Governance Agreement	3
Corporation	1
Current Dividend	3
Department	1
Developments and Improvements	24
Environmental Laws	19
Equity Commitments	3
Equity Interest	3
Escrow Agreement	38
Event of Default	3
Exchange Act	3
FCPA	4
FF&E	4
GAAP	4
Governmental Entity	4
Governmental Licenses	23
Hazardous Materials	19
Indebtedness	4
Indemnitee	4
Indemnitor	4
Indemnity Payment	4

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Initial Closing	4
Initial Closing Date	10
iStar	1
iStar Documents	30
iStar Equity Commitment	4
iStar Representative	5
knowledge	5
Law	5
Lien	5
Liquidation Preference	5
Losses	5
Maryland Business Combination Act	18
Material Adverse Effect	5
Material Contracts	20
MGCL	1
Money Laundering Laws	27
OFAC	28
OP Amendment	1
Operating Partnership	1
Operating Partnership Agreement	1
Order	5
Ordinary Course	6
Organizational Documents	6
Originating Proceedings	44
Patriot Act	32
Person	6
PIK Dividend	6
Pledge Agreement	38
Preferred Equity Securities	6
Preferred Stock	6
Proceeding	6
Proceeds Accounts	11
Prohibited Person	32
Purchaser Documents	6
Purchaser, Purchasers	1

Receiving Party	40
Regulations	7
REIT	7
REIT Ownership Limit Waiver	38
Related Person	7
Representative	44
Rule 144	7
SEC	7
SEC Reports	7
Securities Act	7
Series A Preferred Partnership Units	7
Series A Preferred Stock	7
Series B Preferred Partnership Units	7
Series B Preferred Stock	7
Series D Common Stock	8
Series D Preferred Partnership Units	8
Series D Preferred Stock	8
Series E Common Articles Supplementary	1
Series E Common Stock	1
Series E Preferred Articles Supplementary	1
Series E Preferred Partnership Units	1
Series E Preferred Securities	8
Series E Preferred Shares	8
Series E Preferred Stock	1
Specified SEC Reports	8
Subsequent Closing	8
Subsequent Closing Date Notice	10
Subsequent Closing Dates	10
Subsidiary	8
Tax	8
Tax Return	9
Terrorism Executive Order	32
Third-Party Claim	9
Transaction Documents	9
Use of Proceeds Schedule	11

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 7, 2014, by and among LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “Corporation”), iSTAR APARTMENT HOLDINGS LLC, a Delaware limited liability company (together with its successors and assigns, “iStar”), and BREDS II Q LANDMARK LLC, a Delaware limited liability company (together with its successors and assigns, “BREDS”, and collectively with iStar, the “Purchasers”, and each a “Purchaser”).

R E C I T A L S

WHEREAS, in connection with the transactions contemplated hereby: (i) the Corporation has created a new series of preferred stock of the Corporation designated as 9.25% Series E Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), by filing with the Department of Assessments and Taxation of the State of Maryland (the “Department”) articles supplementary in the form attached hereto as Exhibit A (the “Series E Preferred Articles Supplementary”) in accordance with the Maryland General Corporation Law (the “MGCL”); (ii) the Corporation has created a new series of Common Stock of the Corporation designated as Series E Common Stock, par value $0.01 per share (the “Series E Common Stock”), by filing with the Department articles supplementary in the form attached hereto as Exhibit B (the “Series E Common Articles Supplementary”) in accordance with the MGCL; and (iii) Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership and the Corporation’s operating partnership (the “Operating Partnership”), has created a new series of preferred units of the Operating Partnership designated as 9.25% Series E Cumulative Preferred Units having the terms set forth in Exhibit C hereto (the “Series E Preferred Partnership Units”) pursuant to an amendment (the “OP Amendment”) to the Agreement of Limited Partnership of the Operating Partnership, as amended (the “Operating Partnership Agreement”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Corporation desires to issue and sell to the Purchasers, and the Purchasers, on a several basis, desire to purchase and acquire from the Corporation, 6,800,000 shares of Series E Preferred Stock on the Initial Closing Date (as defined herein) and up to an additional 600,000 shares of Series E Preferred Stock on Subsequent Closing Dates (as defined herein); and

WHEREAS, the Purchasers and the Corporation acknowledge and agree that the proceeds of the Series E Preferred Shares (as defined herein) sold pursuant to this Agreement shall be used solely for the purposes set forth expressly herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

INTERPRETATION

1.1 Certain Definitions. The following terms shall have the meanings set forth below:

“Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement and the other Transaction Documents, BREDS, iStar and the Corporation shall not be considered Affiliates of one another.

“BREDS Director” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“BREDS Equity Commitment” means $63,842,000.

“BREDS Representative” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Business Day” means each day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Equity, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Charter” means the Articles of Amendment and Restatement of the Corporation dated as of June 13, 2013, as amended by the Articles Supplementary dated as of June 28, 2013, the Articles Supplementary dated as of June 28, 2013, the Articles of Amendment dated as of July 22, 2013, and the Articles of Amendment dated as of September 9, 2013, as amended on the date hereof and as may thereafter be amended or restated.

“Closing” means the Initial Closing and each Subsequent Closing, if any.

“Closing Date” means the Initial Closing Date and each Subsequent Closing Date, if any.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other common stock of the Corporation, howsoever designated, authorized after a Closing Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Common Stock” means the common stock, $.01 par value per share, of the Corporation.

“Common Units” means all common units of partnership interest now outstanding or hereafter authorized of any class of partnership interest of the Operating Partnership, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred units) to participate in the distribution of the assets and earnings of the Operating Partnership without limit as to amount.

“Component Entity” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Contract” means any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding on the Corporation or any of its Subsidiaries.

“Corporate Governance Agreement” shall mean the Amended and Restated Corporate Governance Agreement, dated as of January 7, 2014, among the Corporation, iStar, BREDS and the other parties named therein, as the same may be amended from time to time.

“Current Dividend” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Equity Commitments” means the BREDS Equity Commitment and the iStar Equity Commitment.

“Equity Interest” means (a) in the case of a corporation, shares of stock, (b) in the case of a general or limited partnership, partnership interests, (c) in the case of a limited liability company, limited liability company interests, (d) in the case of a trust, beneficial interests therein, and (e) in the case of any other Person that is not an individual, the comparable interests therein.

“Event of Default” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FF&E” means, with respect to any real property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever and located in or at, or used in connection with the ownership, operation or maintenance of, the real property. FF&E shall include, but not be limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the real property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air- conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description and used in the operating and maintenance of the real property, and located on or in the real property, and all replacements to such personal property; (c) supply items customarily included within “Property and Equipment” under GAAP; and (d) supplies and all other tangible personal property used in connection with the operation, ownership, or maintenance of the real property.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority; (b) any organization of multiple nations; or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Indebtedness” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnity Payment” means any amount of Losses required to be paid pursuant to this Agreement.

“Initial Closing” means the closing of the purchase by the Purchasers of Series E Preferred Shares on the Initial Closing Date.

“iStar Equity Commitment” means $10,158,000.

“iStar Representative” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“knowledge” with respect to a party, means the knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity, and, in each case, such knowledge as would be imputed to such Persons upon a commercially reasonable inquiry.

“Law” means (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Entity (b) principles of common law and (c) any Order.

“Lien” means any security interest, lien, pledge (including negative pledges and cash flow pledges), charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, or obligation, whether or not relating in any way to credit or the borrowing of money.

“Liquidation Preference” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Losses” means any and all direct and indirect damages (but excluding any consequential, special or punitive damages, unless such damages are actually incurred by a party in connection with any Proceedings in respect of such party is entitled to be indemnified hereunder in which case such damages shall be included), fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, Taxes, actions, obligations and reasonable costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and reasonable expenses of attorneys, accountants and other experts, or any other reasonable expenses of litigation or other Proceedings or of any default or assessment).

“Material Adverse Effect” means any result, occurrence, fact, change or event (whether or not known or foreseeable as of the date of this Agreement) that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has a material adverse effect on (a) the earnings, business affairs, business prospects, assets, properties, condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries, taken as a whole, or (b) the ability of the Corporation and its Affiliates to perform in a timely manner their obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, a Material Adverse Effect shall include any result, occurrence, fact, change or event (whether or not known or foreseeable as of the date of this Agreement) that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, causes or would reasonably be expected to cause a greater than 10% reduction in annual net operating income of the Corporation and its Subsidiaries, taken as a whole.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Entity, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course” means, with respect to any Person or property, the ordinary course of business thereof, as the case may be, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Organizational Documents” means, with respect to a corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, (a) the articles of incorporation, certificate of incorporation, articles of organization, articles of association, articles supplementary, certificate of limited partnership or other applicable organizational or charter documents relating to the creation or organization of such entity, together with any amendment or supplement to any of the foregoing and (b) the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity, including any security holders’ agreement, voting agreement, voting trust agreement, joint venture agreement or registration rights agreement, together with any amendment or supplement to any of the foregoing.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

“PIK Dividend” has the meaning ascribed to it in the Series E Preferred Articles Supplementary.

“Preferred Equity Securities” means (a) any and all shares of Capital Stock ranking senior to the Common Equity in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Corporation or the right of redemption thereof, (b) any and all equity interests of the Subsidiaries of the Corporation ranking senior to the common equity interests of such Subsidiaries in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding-up of the affairs of the Subsidiaries of the Corporation or the right of redemption thereof and (c) any and all securities of the Corporation or any Subsidiary convertible into, or exchangeable or exercisable for, such shares, and options, warrants, equity interests or other rights to acquire such shares or equity interests.

“Preferred Stock” means the preferred stock, $.01 par value per share, of the Corporation, including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Purchaser Documents” means the iStar Documents and the BREDS Documents.

“Regulations” means the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

“Related Person” means any employee, officer, or director of any of the Corporation or any of its Subsidiaries, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons, or in which any of the foregoing Persons owns any direct, indirect, economic or beneficial interest.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“SEC Reports” means, collectively, all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder to be filed or furnished by the Corporation, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Partnership Units” means the class of partnership units designated the 9.75% Series A Cumulative Non-Convertible Preferred Partnership Units by the Operating Partnership.

“Series A Preferred Stock” means the series of the Corporation’s preferred stock designated as 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share.

“Series B Preferred Partnership Units” means the class of partnership units designated the 9.75% Series B Cumulative Non-Convertible Preferred Partnership Units by the Operating Partnership.

“Series B Preferred Stock” means the series of the Corporation’s preferred stock designated as 9.75% Series B Cumulative Non-Convertible Preferred Stock, par value $0.01 per share.

“Series C Preferred Partnership Units” means the class of partnership units designated the 9.75% Series C Cumulative Non-Convertible Preferred Partnership Units by the Operating Partnership.

“Series C Preferred Stock” means the series of the Corporation’s preferred stock designated as 9.75% Series C Cumulative Non-Convertible Preferred Stock, par value $0.01 per share.

“Series D Common Stock” means the series of Common Stock of the Corporation designated as Series D Common Stock, par value $0.01 per share.

“Series D Preferred Partnership Units” means the class of partnership units designated the 8.75% Series D Cumulative Non-Convertible Preferred Partnership Units by the Operating Partnership.

“Series D Preferred Stock” means the series of the Corporation’s preferred stock designated as 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share.

“Series E Preferred Securities” means the Series E Preferred Stock, the Series E Common Stock and the Series E Preferred Partnership Units.

“Series E Preferred Shares” means the shares of Series E Preferred Stock purchased on the Closing Dates.

“Specified SEC Reports” means the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and any and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, filed after December 31, 2012 and prior to the applicable Closing Date (excluding disclosures in the “Risk Factors” sections of any such SEC Reports).

“Subsequent Closing” means the closing of the purchase by the Purchasers of Series E Preferred Shares on a Subsequent Closing Date, if any.

“Subsidiary” means (a) in respect of the Corporation, any “subsidiary” of the Corporation as such term is defined in Rule 1-02 of Regulation S-X, including, without limitation, the Operating Partnership, and (b) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (i) owns capital stock or other Equity Interest having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (ii) controls the management of which, directly or indirectly, through one or more intermediaries, (iii) directly or indirectly through Subsidiaries owns more than 50% of the Equity Interests or (iv) is a general partner.

“Tax” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, net worth, sales, use, ad valorem, transfer, franchise, profits, transaction, title, capital, paid-up capital, registration, license, escheat, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, business and occupation, premium, property, real property, personal property, intangibles, inventory and merchandise, business privilege, federal highway use, commercial rent, production, windfall profits, alternative or add-on minimum, estimated, gains, social security, welfare, value added, environmental, workers’ compensation, customs, duties or other taxes, fees, levies, tariffs, imposts, assessments or charges of any kind whatsoever, (b) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of assumption, transferee liability, or otherwise through operation of law, and (d) any liability for the payment of amounts described in the foregoing clause (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person or any other contract.

“Tax Return” means any return, declaration, report, statement, information statement, election, notification or other written information or document filed or required to be filed with, or submitted to, a Governmental Entity with respect to Taxes, including any claims for refunds of Taxes and any schedules, attachments, amendments or supplements (filed or required to be filed) of any of the foregoing.

“Third-Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Transaction Documents” means, collectively, this Agreement, the stock certificates representing the Series E Preferred Shares, the Series E Preferred Articles Supplementary, the Series E Common Articles Supplementary, the Articles of Amendment dated as of the date hereof, the OP Amendment, the Operating Partnership Agreement, the Corporate Governance Agreement, the Pledge Agreement, the Escrow Agreement and each other document, instrument, certificate, or agreement to be issued or executed by the parties pursuant to this Agreement or any other agreement referred to above to effect the transactions contemplated hereby or thereby, and any exhibits and schedules thereto.

1.2 Construction.

(a) All References to “Articles,” “Sections,” “Schedules,” and “Exhibits” contained in this Agreement are, unless expressly stated otherwise herein, references to articles, sections, schedules, or exhibits of or to this Agreement.

(b) In this Agreement, unless the context clearly requires otherwise, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) “day” means a calendar day; (iv) “U.S.” or “United States” means the United States of America; (v) “including” or “include” mean “including without limitation” or “include without limitation”; (vi) “dollar” or “$” means lawful currency of the United States; and (vii) references to specific Laws (such as the MGCL, the Code, and ERISA), or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale on the Initial Closing Date. Subject to the terms and conditions set forth herein, on the date hereof (the “Initial Closing Date”) the Corporation shall issue, sell and deliver to the Purchasers, on a several basis, and the Purchasers shall purchase and acquire from the Corporation, 6,800,000 shares of Series E Preferred Stock, on a several basis. Such purchase and sale shall occur on a pro rata basis between iStar and BREDS relative to their respective Equity Commitments.

2.2 Purchase and Sale on Subsequent Closing Dates. Subject to the terms and conditions set forth herein, the Corporation shall have the right to require the Purchasers to purchase, on a several basis, and the Purchasers shall purchase, on a several basis, up to an aggregate of 600,000 additional shares of Series E Preferred Stock on not more than four (4) closing dates following the Initial Closing Date, none of which shall take place later than six months after the Initial Closing Date (the “Subsequent Closing Dates”). Such purchases and sales shall occur on a pro rata basis between iStar and BREDS relative to their respective Equity Commitments. In order to exercise this right, the Corporation must: (a) give each Purchaser written notice of the Corporation’s exercise of this right, stating the number of additional shares of Series E Preferred Stock to be sold and purchased on the Subsequent Closing Date, not less than fifteen (15) Business Days prior to the Subsequent Closing Date (a “Subsequent Closing Date Notice”); and (b) satisfy all conditions to the Subsequent Closing Date contemplated by this Agreement. Assuming proper notice and the satisfaction of all conditions to the Subsequent Closing, on each Subsequent Closing Date the Corporation shall issue, sell and deliver to the Purchasers, and the Purchasers shall purchase and acquire from the Corporation, the number of shares of Series E Preferred Stock set forth in the applicable Subsequent Closing Date Notice (not to exceed an aggregate of 7,400,000 Series E Preferred Shares for all Closing Dates).

2.3 Purchase Price. On the terms and subject to the conditions set forth herein, the consideration to be paid to the Corporation at the applicable Closing by the Purchasers for the sale and purchase of the Series E Preferred Shares as contemplated herein shall equal the sum of the Liquidation Preference times the number of Series E Preferred Shares sold by the Corporation and purchased by the Purchasers on such Closing Date. Any purchase price paid to the Corporation as set forth in this Section 2.3 shall be paid by wire transfer of immediately available funds to the Corporation’s account designated by the Corporation in writing at least two (2) Business Days prior to the applicable Closing Date.

2.4 Use of Proceeds.

(a) The Corporation shall, and shall cause the Operating Partnership to, use the proceeds received from the sale of the Series E Preferred Shares (and in the case of the Operating Partnership, the sale of the Series E Preferred Partnership Units) at each Closing solely for the purposes and at the time or times set forth in this Section 2.4 or on Schedule A hereto, as such Schedule may be updated from time to time by mutual agreement of the Corporation and the Purchasers (the “Use of Proceeds Schedule”), and any fees shall be capped at the amounts indicated therein.

(b) No portion of the proceeds may be used for the payment of distributions or dividends to the Corporation’s or its Subsidiaries’ equity holders (including stockholders of the Corporation and limited partners of the Operating Partnership). Any proceeds received from the sale of the Series E Preferred Shares or Series E Preferred Partnership Units at any Closing, net of amounts paid or set aside for payment on or about the applicable Closing Date in accordance with the Use of Proceeds Schedule, shall be deposited on the applicable Closing Date in one or more segregated bank accounts of the Operating Partnership (collectively, the “Proceeds Accounts”). No withdrawals shall be permitted from the Proceeds Accounts without the written consent of the holders of the Series E Preferred Stock (so long as any Series E Preferred Stock remains outstanding) with respect to proceeds from the Closings; provided, however, that no consent shall be required for withdrawals that, in both time and purpose, are consistent with the terms of the Use of Proceeds Schedule. For the avoidance of doubt, the use of proceeds in a manner materially inconsistent with the Use of Proceeds Schedule shall constitute an Event of Default under the Series E Preferred Articles Supplementary.

2.5 Closings. The closing of a purchase and sale of Series E Preferred Shares taking place on the Initial Closing Date and each Subsequent Closing Date, if any, as set forth in Sections 2.1 and 2.2 shall be held at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location; provided that all of the applicable conditions contained in Article VI have been satisfied or waived by such date (other than those conditions to be satisfied on the applicable Closing Date, as defined below). In no event shall the total number of Closings under this Agreement exceed five (5).

2.6 Closing Procedures. All actions to be taken and all documents to be executed and delivered by the parties in connection with the consummation of the transactions contemplated at a Closing shall be reasonably satisfactory in form and substance to the other parties and their respective counsel. All actions to be taken and all documents to be executed and delivered by the parties hereto at a Closing shall be deemed to have been taken and executed and delivered simultaneously at a Closing, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby makes the following representations and warranties to each Purchaser as of the date of this Agreement and each Closing Date:

3.1 Good Standing of the Corporation and the Operating Partnership.

(a) The Corporation has been duly organized and is validly existing as a corporation in good standing with the Department and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III). Complete and correct copies of the Organizational Documents of the Corporation and all amendments thereto have been made available to the Purchasers and no changes thereto will be made prior to the Initial Closing Date other than as contemplated by this Agreement and the other Transaction Documents.

(b) The Operating Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III). Complete and correct copies of the Organizational Documents of the Operating Partnership and all amendments thereto have been made available to the Purchasers and no changes thereto will be made prior to the Initial Closing Date other than as contemplated by this Agreement and the other Transaction Documents.

3.2 Good Standing of the Subsidiaries. The only subsidiaries of the Corporation are the entities listed on Schedule 3.2. Each Subsidiary of the Corporation (a) has been duly organized and is validly existing as a partnership or a limited liability company in good standing under the laws of the jurisdiction of its organization; (b) has partnership or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports; and (c) is duly qualified as a foreign partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of this clause (c) where the failure to qualify or to be in good standing would not result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III); all of the issued and outstanding equity interests or capital stock, respectively, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Corporation, directly or through a Subsidiary, free and clear of Liens; none of the outstanding equity interests or shares of capital stock, respectively, of any Subsidiary were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary. Except for the equity interests and shares of capital stock, respectively, in its Subsidiaries, the Corporation does not own, directly or indirectly, any shares of stock or any other equity or long- term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity.

3.3 Authorization of Agreement. The Corporation has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it and to perform its obligations hereunder and thereunder. Each Subsidiary of the Corporation that is party to any Transaction Document has the requisite limited partnership (or equivalent) power to execute and deliver each Transaction Document to be executed by it and to perform its obligations thereunder. The execution and delivery by the Corporation of this Agreement and each other Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Corporation. The execution and delivery by each Subsidiary of the Corporation that is party to any Transaction Document of each Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited partnership (or equivalent) action on the part of such Subsidiary. This Agreement has been, and each Transaction Document to be executed by the Corporation or any Subsidiary of the Corporation will be, duly executed and delivered by a duly authorized officer of the Corporation (on its own behalf or indirectly on behalf of such Subsidiary, as the case may be) and constitute valid and binding obligations of the Corporation or such Subsidiary, as the case may be, enforceable against the Corporation or such Subsidiary, respectively, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.4 Consents and Approvals. Except as set forth on Schedule 3.4, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any contract, license or permit) is required to be obtained or made by or in respect of the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Corporation or any of its Subsidiaries, the performance by the Corporation or any of its Subsidiaries of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than (a) if required, the filing of a Form D with the SEC and filings with any applicable state securities regulatory authorities and (b) those made or obtained prior to the Closing.

3.5 No Conflicts; No Violations. The execution and delivery of this Agreement does not (and of each other Transaction Document will not), and neither will the performance by the Corporation or any of its Subsidiaries of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein, nor the exercise by the Purchasers of any of their rights and remedies under the Transaction Documents, (i) conflict with the Organizational Documents of the Corporation or any of its Subsidiaries; (ii) except as set forth on Schedule 3.5, conflict with, result in any violation of, constitute a default (with or without notice, the passage of time or both) under, require the offering or making of any payment or redemption, or give rise to a right of termination, cancellation, acceleration, increased or additional rights or entitlements of, or any obligation or to loss of a benefit under, any Contract to which the Corporation or any of its Subsidiaries is a party or by which any of its assets or properties may be bound; (iii) except as set forth on Schedule 3.5, require any consent of or notice to any Person, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person; (iv) violate, constitute a default (with or without notice, the passage of time or both) under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any license or permit necessary for the conduct of the business of the Corporation or any of its Subsidiaries in compliance with all Laws; (v) violate any Order of any Governmental Entity applicable to the Corporation or any of its Subsidiaries; (vi) violate any Law applicable to the Corporation or any of its Subsidiaries; or (vii) result in the creation of any Lien upon any of the assets or properties of the Corporation or any of its Subsidiaries, except, in the case of clauses (iv), (vi) and (vii), as could not reasonably be expected to have a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III).

3.6 Absence of Defaults and Conflicts. Neither the Corporation nor any Subsidiary thereof is in violation of its Organizational Documents, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Corporation or any Subsidiary thereof is a party or by which it or any of them may be bound, or to which any of the property or assets of the Corporation or any Subsidiary thereof is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III); and the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Corporation or the Operating Partnership is or will be a party and the consummation of the transactions contemplated herein and therein and compliance by the Corporation and the Operating Partnership with their respective obligations hereunder and thereunder have been duly authorized by all necessary action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any Lien upon any property or assets of the Corporation or any Subsidiary thereof pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults that would not result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III)), nor will such action result in any violation of the provisions of the Organizational Documents of the Corporation or any Subsidiary thereof or any applicable Law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Corporation or any Subsidiary thereof or any of their assets, properties or operations.

3.7 Capitalization.

(a) The authorized Capital Stock of the Corporation consists of 300,000,000 shares of Common Stock, of which 21,900 shares have been classified and designated as Series D Common Stock and 7,400 shares have been classified and designated as Series E Common Stock, and 50,000,000 shares of Preferred Stock, of which 5,000,000 shares have been classified and designated as Series A Preferred Stock, 1,000,000 shares have been classified and designated as Series B Preferred Stock, 21,900,000 shares have been classified and designated as Series D Preferred Stock, and 7,400,000 shares have been classified and designated as Series E Preferred Stock. 23,955,994 shares of Common Stock and 20,976,300 shares of Series D Preferred Stock are issued and outstanding on the date hereof.

(b) Except as set forth on Schedule 3.7(b), there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock or any security convertible into or exchangeable or exercisable for Capital Stock or other equity or ownership interest; (ii) no outstanding debt or equity securities of the Corporation that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Corporation of any new or additional Capital Stock or other equity or ownership interest (or any other securities of the Corporation which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock or other equity or ownership interest); (iii) no agreements or commitments obligating the Corporation to repurchase, redeem, or otherwise acquire Capital Stock or other equity or ownership interest of any Subsidiary of the Corporation; and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Corporation. The Corporation has not issued any voting indebtedness. There are no shares of Series C Preferred Stock authorized, issued or outstanding. There are no shares of Series A Preferred Stock or Series B Preferred Stock issued or outstanding.

(c) Schedule 3.7(c) sets forth the authorized partnership interests of the Operating Partnership and indicates the ownership of all of the issued and outstanding partnership interests of the Operating Partnership. Except for the Transaction Documents, there are no Agreements and Instruments, rights (including preemptive rights) or commitments of any character to which any of the Corporation, the Operating Partnership and their respective Affiliates is a party (or, to the Corporation’s knowledge, to which any other holder of any partnership interest in the Operating Partnership is a party) relating to the issuance, sale, purchase or redemption of any partnership interests or other equity or ownership interest of the Operating Partnership. All of the outstanding partnership interests of the Operating Partnership are validly issued, fully paid and non-assessable. All of the issued and outstanding partnership interests of the Operating Partnership held by any of the Corporation, the Operating Partnership and their respective Affiliates (or, to the Corporation’s knowledge, by any other Person) are owned free from all Liens. None of the issued and outstanding partnership interests of the Operating Partnership were issued in violation of any preemptive or other similar rights of any security holder of the Operating Partnership or any other Person. The issued and outstanding partnership interests of the Operating Partnership have been offered, issued and sold in compliance with all applicable federal, state and foreign securities Laws. There are no Series A Preferred Partnership Units, Series B Preferred Partnership Units or Series C Preferred Partnership Units issued or outstanding.

3.8 Authorization of Series E Preferred Stock and Series E Preferred Partnership Units.

(a) 7,400,000 shares of Preferred Stock have been designated as Series E Preferred Stock and 7,400 shares of Common Stock have been designated as Series E Common Stock. No other shares of Series E Preferred Stock or Series E Common Stock have been designated for issuance by the Board of Directors of the Corporation. Other than the Series E Preferred Stock issued in accordance with this Agreement, the Corporation has no issued or outstanding Preferred Equity Securities other than the Series D Preferred Stock.

(b) 7,400,000 Series E Preferred Partnership Units have been designated as 9.25% Series E Cumulative Preferred Units by the Operating Partnership. No other Series E Preferred Partnership Units have been designated for issuance by the Operating Partnership. Other than the Series E Operating Partnership Units issued in accordance with the Transaction Documents, the Operating Partnership has no issued or outstanding preferred operating partnership units other than the Series D Preferred Partnership Units.

(c) The rights, preferences, privileges and restrictions of the Series E Preferred Stock and the Series E Common Stock are as set forth in the Series E Preferred Articles Supplementary and the Series E Common Articles Supplementary, respectively. When issued and delivered in accordance with the terms of this Agreement, the Series E Preferred Articles Supplementary and the Series E Common Articles Supplementary, the shares of Series E Preferred Stock and Series E Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens.

(d) The rights, preferences, privileges and restrictions of the Series E Preferred Partnership Units are as set forth in the OP Amendment. When issued and delivered in accordance with the terms of this Agreement and the OP Amendment, the Series E Preferred Partnership Units will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens.

3.9 Absence of Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any material liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following: (a) any Indebtedness set forth on Schedule B hereto; (b) liabilities in respect of uses of proceeds set forth on Schedule A hereto; (c) liabilities fully and adequately reflected or reserved against in the Specified SEC Reports; (d) liabilities incurred in the Ordinary Course of business of the Corporation and its Subsidiaries since the date of the latest audited annual financial statements included in the Specified SEC Reports, none of which could reasonably be expected to have a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III); (e) liabilities between or among any two or more of the Corporation and its Subsidiaries; and (f) liabilities otherwise expressly disclosed on the Schedules to this Agreement.

3.10 Indebtedness. Schedule B hereto sets forth all Indebtedness of the Corporation and each of its Subsidiaries (including any Indebtedness secured by a mortgage on any real property) as of the Closing Date, listing separately (a) each such Indebtedness that is secured by a mortgage on any specific real property and (b) any other material Indebtedness. Neither the Corporation nor any of its Subsidiaries has any Indebtedness or any liabilities in respect thereof, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, except Indebtedness listed on Schedule B.

3.11 FF&E. Except as disclosed on Schedule 3.11, there are no material items owned or leased by a third party and used at any real property owned by the Corporation or its Subsidiaries in connection with the ownership, operation or maintenance of such real property that would otherwise constitute FF&E.

3.12 Investment Company. The Corporation is not, and after giving effect to the issuance of the Series E Preferred Shares and the application of the proceeds thereof will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.13 Compliance. None of the Corporation or any of its Subsidiaries is in material violation of any Law or of any Order of any Governmental Entity.

3.14 Insurance. The Corporation and its Subsidiaries carry or are entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established reputation engaged in the business of ownership of multifamily residential properties, and all such insurance is in full force and effect and copies of all such insurance policies have been provided to the Purchasers in the respective due diligence data rooms for the transactions contemplated by this Agreement. The Corporation has no reason to believe that any of the Corporation and its Subsidiaries will not be able to (a) renew its existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III). Since January 1, 2011, none of the Corporation and its Subsidiaries has been denied any material insurance coverage that it has sought or for which it has applied.

3.15 Solvency. The Corporation and its Subsidiaries are able to pay their respective debts (including trade debts) as they mature. The fair saleable value of all the assets and properties (including goodwill minus disposition costs) of the Corporation and its Subsidiaries, taken as a whole, exceeds the fair value of their liabilities, both before and after giving effect to the consummation of the transactions contemplated by the Transaction Documents. The Corporation will not be left with unreasonably small capital after consummation of any transaction contemplated by the Transaction Documents.

3.16 Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Sections 4.6 and 5.6, respectively, the offer, sale, and issuance of the Series E Preferred Shares as contemplated hereby will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Corporation nor any Person acting on its behalf will take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Sections 4.6 and 5.6, respectively, the offer, sale, and issuance of the Series E Preferred Shares as contemplated hereby will comply with all applicable federal and state Laws.

3.17 Registration Rights. Except as disclosed in the Specified SEC Reports or as set forth in or as permitted by any of the Transaction Documents or the Operating Partnership Agreement, the Corporation has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Corporation or any of its Subsidiaries registered with the SEC or any other Governmental Entity that have not been satisfied.

3.18 Waiver of Ownership Limits. The Board of Directors of the Corporation has waived the Aggregate Stock Ownership Limit (as defined in the Charter), in accordance with the Charter, to permit the Purchasers to acquire and hold an ownership position in the Corporation exceeding such limit or limits, to the extent provided in the REIT Ownership Limit Waiver delivered to the Purchasers at the Closing.

3.19 Application of Takeover Protections.

(a) The Corporation and/or its Board of Directors have taken all action necessary such that (i)(A) iStar; (B) BREDS; (C) any of iStar’s and/or BREDS’ existing or future “affiliates” (as that term is defined in the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) (the “Maryland Business Combination Act”)); (D) any of iStar’s and/or BREDS’ or any of their “affiliates’” (as that term is defined in the Maryland Business Combination Act) existing or future “associates” (as that term is defined in the Maryland

Business Combination Act); and (E) any person or entity acting in concert with any of the persons or entities described in clauses (A)-(D) above, will never become an “interested stockholder” (as that term is defined in the Maryland Business Combination Act) under the Maryland Business Combination Act and (ii) the provisions of the Maryland Control Share Act (Title 3, Subtitle 7 of the MGCL) shall never apply to any “control share acquisition” (as that term is defined in the Maryland Control Share Act) by iStar and/or BREDS and/or any of their affiliates and/or “associates” (as that term is defined in the Maryland Control Share Act). The Corporation has provided certified resolutions of the Board of Directors of the Corporation and a certified copy of the amended bylaw of the Corporation effectuating the provisions of the prior sentence.

(b) Except as subject to Section 3.19(a), no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted or existing under U.S. state or federal laws or under the Charter, bylaws or any agreement or instrument to which the Corporation is a party or the Corporation is bound apply to iStar, BREDS, their transferees, this Agreement or any of the transactions contemplated hereby.

3.20 Certain Fees. Except as set forth on Schedule A hereto, no brokerage or finder’s fees or commissions are or will be payable by the Corporation or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or any of the Transaction Documents. No Purchaser shall have any obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to agreements made by the Purchaser, which fees or commissions shall be the sole responsibility of that Purchaser) made by or on behalf of the Corporation or any of its Subsidiaries for fees of a type contemplated in this Section 3.20 that may be due in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. The Corporation shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, partners and Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses, as such fees and expenses are incurred, that are suffered in respect of (a) any claimed or existing fees or commissions of the type contemplated by this Section 3.20 for which the Corporation or any of its Subsidiaries is responsible, other than those disclosed above, and (b) any failure of the Corporation or any of its Subsidiaries to timely pay those fees and commissions disclosed above.

3.21 Acknowledgment Regarding Purchasers’ Purchase of Series E Preferred Shares. The Corporation acknowledges and agrees that the Purchasers are acting solely in the capacity of arm’s-length purchasers with respect to this Agreement and the transactions contemplated hereby. The Corporation further acknowledges that the Purchasers are not acting as a financial advisor or fiduciary of the Corporation (or in any similar capacity) with respect to this Agreement and any other Transaction Documents to which the Purchasers are or will be a party and the transactions contemplated hereby and thereby and any advice given by the Purchasers or any of their representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Series E Preferred Shares. The Corporation further represents to the Purchasers that the Corporation’s decision to enter into this Agreement and each of the other Transaction Documents to which the Corporation is a party has been based solely on the independent evaluation of the Corporation and its representatives. The Corporation further acknowledges that the Purchasers have not made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by the Purchasers in the Corporation, except to the extent that the Purchasers may be party to, and as provided in, any of the Transaction Documents or any other agreement executed and delivered in connection therewith.

3.22 Environmental Matters. (a) Other than to a de minimis extent, none of the Corporation or any of its Subsidiaries is in violation of any federal, state, local or foreign statute, Law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (each, an “Environmental Law” and, collectively, “Environmental Laws”); (b) other than to a de minimis extent, the Corporation and each of its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (c) there are no pending, or to the knowledge of the Corporation threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Corporation or any of its Subsidiaries; and (d) to the knowledge of the Corporation there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

3.23 Material Contracts.

(a) The Corporation has provided to the Purchasers, in the respective due diligence data rooms for the transactions contemplated by this Agreement, all Contracts to which it or any of its Subsidiaries is bound of the following nature, or such Contracts are described or referenced in the Specified SEC Reports (such Contracts being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing Indebtedness;

(iii) any Contract pursuant to which the Corporation or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keep- well agreements;

(iv) any Contract with any Governmental Entity;

(v) any Contract with any Related Person;

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v);

(vii) any Contract that limits, or purports to limit, the ability of the Corporation or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Corporation and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(ix) any Contract pursuant to which the Corporation or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Corporation or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $1,000,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $1,000,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Corporation, any of its Subsidiaries or any predecessor Person;

(xii) any Contract containing confidentiality clauses;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Corporation or any of its Subsidiaries;

(xiv) any contribution agreement or tax contribution agreement;

(xv) any Contract with any labor union or providing for benefits under any employee benefit plan;

(xvi) any hedging, futures, options or other derivative Contract;

(xvii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of the Corporation or any of its Subsidiaries;

(xviii) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xix) any Contract that results in any Person holding a power of attorney from the Corporation or any of its Subsidiaries that relates to the Corporation, any of its Subsidiaries or any of their respective businesses; and

(xx) any other Contract, whether or not made in the Ordinary Course of business, that (A) involves a future or potential liability or receivable, as the case may be, in excess of $500,000 on an annual basis or in excess of $2,000,000 over the current Contract term, or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Corporation and its Subsidiaries, taken as a whole.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closings. None of the Corporation or any of its Subsidiaries or, to the knowledge of the Corporation, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Corporation or any of its Subsidiaries received any written claim of any such breach, violation or default. The Corporation has delivered or made available to the Purchasers, either in the respective due diligence data rooms for the transactions contemplated by this Agreement or in the Specified SEC Reports, true and complete copies of all Material Contracts, including any amendments thereto.

3.24 SEC Reports; Accuracy of Descriptions; Financial Statements.

(a) The Corporation has filed with or furnished to the SEC all SEC Reports. The Corporation has delivered or made available to the Purchasers all SEC Reports to the extent the same are not publicly available through the SEC’s EDGAR website. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The descriptions in the SEC Reports of affiliate transactions, contracts required to be described therein and other legal documents are true and correct in all material respects, and there are no affiliate transactions, contracts or other documents of a character required to be described in the SEC Reports or to be filed as exhibits to the SEC Reports which are not described or filed as required.

(c) The financial statements included in the SEC Reports, together with the related schedules and notes, including without limitation the audited financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited interim financial statements included in the Corporation’s Quarterly

Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013 and September 30, 2013 are accurate in all material respects and present fairly the financial position of the Corporation and its consolidated Subsidiaries, at the dates indicated; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

3.25 No Material Adverse Change in Business. Since December 31, 2012, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of the Corporation and/or its Subsidiaries considered as one enterprise, whether or not arising in the Ordinary Course; (b) there have been no transactions entered into by the Corporation or any Subsidiary thereof, other than those in the Ordinary Course, which are material with respect to the Corporation and each Subsidiary thereof considered as one enterprise; and (c) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its shares of Capital Stock, other than in the Ordinary Course.

3.26 Absence of Proceedings. There is no Proceeding now pending, or, to the knowledge of the Corporation or the Operating Partnership, threatened, against or affecting the Corporation or any Subsidiary thereof, other than ordinary course proceedings for which the Corporation and its Subsidiaries have adequate insurance coverage.

3.27 Possession of Intellectual Property. The Corporation and each Subsidiary thereof owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to conduct its business as described in the Specified SEC Reports, and neither the Corporation nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Corporation or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III). Schedule 3.27 sets forth a true and complete list of all registered and unregistered Intellectual Property that is necessary for the Corporation and its Subsidiaries to conduct its business as described in the Specified SEC Reports, other than commercially available or off- the-shelf Intellectual Property.

3.28 Possession of Licenses and Permits. The Corporation and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their business as described in the Specified SEC Reports (collectively, “Governmental Licenses”), except where the failure to possess would not, singly or in the aggregate, result in a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III); the Corporation and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to comply would not, singly or in the aggregate, result in a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III); all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III); and neither the Corporation nor any of its Subsidiaries has received any notice of a Proceeding relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III).

3.29 Title to Property. The Corporation and its Subsidiaries have good and marketable title in fee simple to all real property owned by the Corporation and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all Liens, claims or restrictions of any kind except (a) first mortgages on the particular real properties and (b) such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Corporation or any of its Subsidiaries; and all of the leases and subleases material to the business of the Corporation and its Subsidiaries, considered as one enterprise, and under which the Corporation or any of its Subsidiaries holds properties described in the SEC Reports, are in full force and effect, and neither the Corporation nor any Subsidiary thereof has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Corporation or any Subsidiary thereof under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Corporation or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease. The Corporation and its Subsidiaries have, in the Corporation’s reasonable view, adequate title insurance policies in place for all real property owned or leased by the Corporation or any of its Subsidiaries.

3.30 Condition of Properties. The Corporation, the Operating Partnership or their Subsidiaries have received and reviewed property condition reports on all real property owned by the Corporation, the Operating Partnership and their Subsidiaries, and such reports have been delivered or made available to the Purchasers. Except as otherwise set forth in the Specified SEC Reports or as would not, singly or in the aggregate have a Material Adverse Effect (including when combined with other breaches of the representations and warranties in this Article III), to the collective knowledge of the Corporation, the Operating Partnership and their Subsidiaries: (a) none of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries is in violation of any applicable building code, zoning ordinance or other Law or regulation; (b) none of the Corporation, the Operating Partnership and their Subsidiaries has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting any real property owned by the Corporation, the Operating Partnership and their Subsidiaries; (c) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to any real property owned by the Corporation, the Operating Partnership and their Subsidiaries, or any state of facts or circumstances or condition or event that could, with the giving of notice or passage of time, or both, constitute such a violation; and (d) the developments or improvements comprising any portion of real property owned by the Corporation, the Operating Partnership and their Subsidiaries (the “Developments and Improvements”) are free of any physical, mechanical, structural, design or construction defects and the mechanical, electrical and utility systems servicing the Developments and Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects. Except as set forth on Schedule 3.30, there are no ongoing Developments and Improvements and all ongoing or completed Developments and Improvements have been fully paid for.

3.31 Access and Utilities. All of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service real property owned by the Corporation, the Operating Partnership and their Subsidiaries for their use as described in the Specified SEC Reports.

3.32 No Condemnation. No condemnation or other Proceeding has been commenced that has not been completed, and, to the Corporation’s knowledge, no such proceeding is threatened, with respect to all or any portion of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries or for the relocation away from any such property of any roadway providing access to such property or any portion thereof.

3.33 Accounting Controls and Disclosure Controls. The Corporation and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the Corporation’s formation, there has been (i) no material weakness in the Corporation’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Corporation’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting. The Corporation and each of its Subsidiaries maintain disclosure controls and procedures that are effective to perform the functions for which they were established and are designed to ensure that information required to be disclosed by the Corporation in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Corporation’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

3.34 Tax Returns and Payment of Taxes. All United States federal and state income Tax Returns and all material real property Tax Returns of the Corporation and its Subsidiaries required by Law to be filed have been timely filed with the appropriate taxing authority and all other material Tax Returns that are required to have been filed by the Corporation and its Subsidiaries pursuant to applicable foreign, state, local or other Laws have been timely filed with the appropriate taxing authority. The Corporation and its Subsidiaries have paid all material Taxes due (whether or not shown as due on a Tax Return), including any withholding Taxes that the Corporation or any Subsidiary is required to withhold with respect to payments to any Person, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves in accordance with GAAP have been provided and will be maintained in the financial statements included in the SEC Reports. All such Tax Returns referred to in this paragraph are true, correct and complete in all material respects. The charges, accruals and reserves on the books of the Corporation and its Subsidiaries in respect of any income and other Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional Tax for any years not finally determined. Neither the Corporation nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 301.6011-4 (irrespective of the effective date). Neither the Corporation nor any of its Subsidiaries is the subject of any audit, examination, or other proceeding in respect of federal, state, local or foreign Taxes, and no audit, examination or other proceeding in respect of federal, state, local or foreign Taxes involving the Corporation or any Subsidiary has been threatened in writing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Corporation or any Subsidiary that have not been fully paid, and no claim has been made that the Corporation or any Subsidiary is or has been subject to Tax in any jurisdiction in which such entity does not or has not filed Tax Returns or paid Taxes, other than deficiencies or claims relating to Taxes to which either the following clause (a) or (b) applies: (a) such deficiencies or claims, if successful, would not be material individually or in the aggregate, or (b) (i) such deficiencies or claims would not, if successful, result in a Material Adverse Effect, (ii) the Corporation is contesting such deficiencies or claims in good faith through appropriate proceedings and (iii) adequate reserves in accordance with GAAP have been established in the most recent financial statements included in the Specified SEC Reports for all such deficiencies or claims. There are no Tax liens on any assets of the Corporation or any of its Subsidiaries, other than liens for Taxes not yet due and payable. No material Taxes have been incurred since the date of the most recent financial statements included in the Specified SEC Reports other than in the Ordinary Course of business consistent with amounts incurred and paid with respect to periods covered by the financial statements included in the Specified SEC Reports, adjusted solely for acquisitions and dispositions of properties and Ordinary Course changes in operating results.

3.35 REIT Qualification. Commencing with the Corporation’s taxable year ending December 31, 2006, the Corporation has been organized and has operated, and upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents and thereafter will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code. The method of operation of the Corporation as described in the Specified SEC Reports will enable the Corporation to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014 and subsequent taxable years. Neither the Corporation nor any Subsidiary has taken any action or omitted to take any action that could reasonably be expected to result in the Corporation failing to qualify as a REIT. Neither the Corporation nor any Subsidiary holds any asset the disposition of which would cause the Corporation to increase Tax under the rules similar to Section 1374 of the Code under Treasury Regulations Section 1.337(d)-7 or any similar provision. Neither the Corporation nor any Subsidiary holds any asset the disposition of which would be treated as a “prohibited transaction” within the meaning of

Section 857(b)(6) of the Code or has ever incurred any liability for Taxes from a “prohibited transaction” under Section 857(b)(6) of the Code. Neither the Corporation nor any Subsidiary has taken or is currently planning to take any action that could result in the Corporation or any Subsidiary being required to make any payment under any tax protection agreement or similar agreement. Each of the Corporation’s Subsidiaries has at all times since its formation been classified for federal income tax purposes as a partnership or a disregarded entity, and is not and has not been either an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, other than any entity with respect to which an election to be treated as a “taxable REIT subsidiary” (as defined in the Code) with respect to the Corporation has at all times been in effect.

3.36 ERISA. The assets of the Corporation and its Subsidiaries do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended.

3.37 Absence of Labor Dispute. (a) No labor dispute with the employees of the Corporation, the Operating Partnership or any Subsidiary thereof exists or, to the knowledge of the Corporation, is imminent, and (b) the Corporation is not aware of any existing or imminent organizing activities or similar labor disturbance by the employees of any of its, the Operating Partnership’s or any of their Subsidiaries’ principal suppliers, manufacturers, customers or contractors.

3.38 Foreign Corrupt Practices Act. Neither the Corporation, its Subsidiaries nor, to the knowledge of the Corporation, any director, officer, agent, consultant, employee, Affiliate or other person acting on behalf of the Corporation or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by any of such persons of the FCPA or any similar anti-bribery law, including, without limitation, taking any act corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA and by court decisions) or any foreign political party or official thereof or any candidate for foreign political office, including, without limitation, any improper contribution, gift, bribe, rebate, or kickback, and the Corporation and its Subsidiaries and, to the knowledge of the Corporation, its Affiliates have conducted their businesses in compliance with the FCPA and all similar anti-bribery laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Neither the Corporation nor any Subsidiary is currently conducting an investigation into any suspected or alleged violation of the FCPA of any similar anti-bribery law. Neither the Corporation, its Subsidiaries nor any director, officer, agent, consultant, employee, Affiliate or other person acting on behalf of the Corporation or any of its Subsidiaries, is (or for the last five years has been) under administrative, civil, or criminal investigation, indictment, information, or audit by any party, in connection with alleged or possible violations of the FCPA or any similar anti- bribery law. Nor to the knowledge of the Corporation is there any basis for any such investigation, indictment, information, or audit. Neither the Corporation, its Subsidiaries, nor any director, officer, or, to the knowledge of the Corporation, agent, consultant, employee, Affiliate, or other person acting on behalf of the Corporation or any of its Subsidiaries, has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission regarding alleged or possible violations of the FCPA.

The books of account and other financial records of the Corporation and its Subsidiaries (1) are materially accurate, complete, and correct; (2) accurately and fairly reflect all transactions and dispositions of assets; and (3) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls, which, without limitation, provide reasonable assurance that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization.

3.39 Money Laundering Laws.

(a) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, or other Person acting on behalf of the Corporation or its Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the criminal provisions against applicable money laundering under U.S. or applicable foreign law. The Corporation, its Subsidiaries, and, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, or other Person acting on behalf of the Corporation or its Subsidiaries are in compliance with all applicable anti-money laundering requirements to prevent and detect money laundering under U.S. or applicable foreign law, including, without limitation, requirements to maintain compliance programs, maintain customer and transaction records, conduct customer due diligence, and report suspicious, cash or other transactions to government authorities (collectively, the “Money Laundering Laws”). In the United States, the criminal provisions against money laundering are codified at 18 U.S.C. §§ 1956 and 1957, and the anti-money laundering requirements, include, without limitation, the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

(b) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any owner, director, officer, employee or other person acting on behalf of the Corporation or its Subsidiaries, (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes to money laundering, or any violation of any of the Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Money Laundering Laws. Neither Corporation nor any of its Subsidiaries to their knowledge has any investor whose investment in the Corporation or the Subsidiary has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities.

3.40 OFAC.

(a) The Corporation, its Subsidiaries, and, to the knowledge of the Corporation and any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Corporation or its Subsidiaries have at all times fully complied with, and are currently in full compliance with, (i) all applicable U.S. and foreign government laws and regulations concerning the exportation of any products, technology, technical data or services, including those administered by, without limitation, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the

Treasury; (ii) U.S. and international economic and trade sanctions, including, but not limited to, those administered by the Office of Foreign Assets Control (“OFAC”) within the U.S. Department of the Treasury; and (iii) all laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security.

(b) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Corporation or its Subsidiaries, has engaged in, or is currently engaged in, any sales, exports, re-exports, imports, or other activities in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, including Cuba, Iran, and Sudan, or that otherwise would be prohibited if performed by U.S. persons or entities.

(c) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, affiliate, other person acting on behalf of the Corporation or its Subsidiaries, is (1) listed on (i) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons made publicly available or provided to the Corporation or any of its Subsidiaries by any agency of the government of the United States or any jurisdiction in which the Corporation or any of its Subsidiaries are doing business; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) any lists of restricted persons or entities maintained by any other U.S. government authority; or (2) a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order 13224, 66 Fed. Reg. 49,079 (Sept. 25, 2001) (Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), Executive Order 13382, 70 Fed. Reg. 38,567 (July 1, 2005) (Executive Order Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters), or any other similar prohibitions contained in the laws administered by, and regulations of, OFAC or in any enabling legislation or other executive orders in respect thereof.

(d) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Corporation or its Subsidiaries has made a voluntary disclosure to governmental regulatory authorities reporting violations of laws or regulations relating to the export or re-export of products, technology, software, services or other information from the United States or any other jurisdiction.

(e) Neither the Corporation nor any of its Subsidiaries, nor, to the knowledge of the Corporation or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Corporation or its Subsidiaries, have participated or are currently participating in, or have cooperated or are currently cooperating with, an unsanctioned international boycott within the meaning of Section 999 of the Internal Revenue Code of 1986, as amended.

(f) If, in the future, the Corporation or any of its Subsidiaries determines that any of the foregoing was incorrect as of the date hereof or has ceased to be correct, the Corporation agrees to promptly notify the Purchasers. The Corporation agrees and acknowledges that if at any time it is discovered that any of the foregoing representations were incorrect as of the date hereof or have ceased to be correct, or if otherwise required by the laws and regulations administered and enforced by OFAC, the Purchasers may undertake appropriate action, including but not limited to, segregation, blocking, freezing, or termination of the interests of the Corporation and its Subsidiaries. The Corporation further agrees and acknowledges that neither the Corporation nor any of its Subsidiaries will have any claim against the Purchasers for any form of damages as a result of any of the foregoing actions.

3.41 Bank Accounts. Schedule 3.41 hereto sets forth a complete and accurate list of each bank account or other financial account held in the name of the Corporation and the Subsidiaries.

3.42 Affiliate Interests and Transactions.

(a) Except (i) as disclosed in the Corporation’s most recently filed Schedule 14A, filed with the SEC on April 26, 2013, and any subsequently filed Current Report on Form 8-K or Quarterly Report on Form 10-Q through the date of this Agreement or (ii) for which the Company and its Subsidiaries have no remaining liability, no Related Person: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Corporation or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Corporation or any of its Subsidiaries uses or has used in or pertaining to the business of the Corporation or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Corporation or any of its Subsidiaries or involving any assets or property of the Corporation or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of business at prevailing market prices and on prevailing market terms; or (iv) is employed by the Corporation or any of its Subsidiaries.

(b) Except (i) as disclosed in the Corporation’s most recently filed Schedule 14A, filed with the SEC on April 26, 2013, and any subsequently filed Current Report on Form 8-K or Quarterly Report on Form 10-Q through the date of this Agreement or (ii) for which the Company and its Subsidiaries have no remaining liability: there are no Contracts by and between the Corporation or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand, pursuant to which such Related Person provides or receives any information, assets, properties, support or other services to or from the Corporation or any of its Subsidiaries (including contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) Except (i) as disclosed in the Corporation’s most recently filed Schedule 14A, filed with the SEC on April 26, 2013, and any subsequently filed Current Report on Form 8-K or Quarterly Report on Form 10-Q through the date of this Agreement or (ii) for which the Company and its Subsidiaries have no remaining liability: there are no outstanding notes payable to, accounts receivable from or advances by the Corporation or any of its Subsidiaries to, and neither the Corporation nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Person. Since December 31, 2012, neither the Corporation nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Person.

(d) The matters disclosed in the Corporation’s most recently filed Schedule 14A, filed with the SEC on April 26, 2013, and any subsequently filed Current Report on Form 8-K or Quarterly Report on Form 10-Q through the date of this Agreement, could not reasonably be expected to have a Material Adverse Effect (either singly or when combined with other breaches of the representations and warranties in this Article III).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF iSTAR

iStar hereby makes the following representations and warranties to the Corporation and BREDS:

4.1 Organization. iStar is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation.

4.2 Authorization. iStar has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the “iStar Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery by iStar of this Agreement and each iStar Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate action on the part of iStar. This Agreement has been (and each iStar Document applicable to iStar will be) duly executed and delivered by iStar and, assuming the due execution and delivery of this Agreement and each iStar Document by the other party or parties hereto or thereto, constitutes a valid and binding obligation of iStar enforceable against iStar in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Consents and Approvals. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of iStar in connection with the execution and delivery of this Agreement or any iStar Document by iStar, the performance by iStar of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

4.4 No Conflicts. The execution and delivery of this Agreement does not (and each iStar Document will not), and neither the performance by iStar of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (i)

conflict with iStar’s Organizational Documents; (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which iStar is a party or by which any of its assets or properties may be bound; or (iii) violate any Order of any Governmental Entity or Law applicable to iStar.

4.5 Brokers’ Fees. Neither iStar nor any Person acting on iStar’s behalf has agreed to pay any commission, finder’s or broker’s fee, or similar payment in connection with the transactions contemplated by this Agreement or any matter related hereto to any Person for which any of the Corporation and its Subsidiaries will be liable.

4.6 Securities Law Matters. iStar is acquiring the Series E Preferred Shares for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. iStar is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and not a registered broker-dealer under Section 15 of the Exchange Act. iStar understands and acknowledges that the Series E Preferred Shares have not been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. iStar, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series E Preferred Shares, and has so evaluated the merits and risks of such investment. iStar is able to bear the economic risk of an investment in the Series E Preferred Shares and, at the present time, is able to afford a complete loss of such investment.

4.7 Patriot Act.

(a) Neither iStar nor, to iStar’s knowledge, any of its Affiliates, is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Terrorism Executive Order”) and/or, to iStar’s knowledge, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

(b) Neither iStar nor, to iStar’s knowledge, any of its Affiliates, is a “Prohibited Person” which is defined as follows:

(i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Terrorism Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Terrorism Executive Order;

(iii) a person or entity with whom the Corporation or its successor or assignee is prohibited from dealing or otherwise engaging in any transaction by the Terrorism Executive Order or the Patriot Act;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order;

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

(vi) a person or entity who is affiliated with a person or entity listed above.

(c) Neither iStar nor, to iStar’s knowledge, any of its Affiliates, has: (i) conducted any business or engaged in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealt in or otherwise engaged in any transaction relating to, any property or interests in property blocked pursuant to the Terrorism Executive Order; or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Terrorism Executive Order or the Patriot Act.

4.8 No Other Representations or Warranties. The Corporation acknowledges and agrees that iStar does not make and has not made any representations or warranties herein other than those specifically set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BREDS

BREDS hereby makes the following representations and warranties to the Corporation and iStar:

5.1 Organization. BREDS is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation.

5.2 Authorization. BREDS has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the “BREDS Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery by BREDS of this Agreement and each BREDS Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate action on the part of BREDS. This Agreement has been (and each BREDS Document applicable to BREDS will be) duly executed and delivered by BREDS and, assuming the due execution and delivery of this Agreement and each BREDS Document by the other party or parties hereto or thereto, constitutes a valid and binding obligation of BREDS enforceable against BREDS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.3 Consents and Approvals. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of BREDS in connection with the execution and delivery of this Agreement or any BREDS Document by BREDS, the performance by BREDS of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

5.4 No Conflicts. The execution and delivery of this Agreement does not (and each BREDS Document will not), and neither the performance by BREDS of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with BREDS’s Organizational Documents; (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which BREDS is a party or by which any of its assets or properties may be bound; or (iii) violate any Order of any Governmental Entity or Law applicable to BREDS.

5.5 Brokers’ Fees. Neither BREDS nor any Person acting on BREDS’s behalf has agreed to pay any commission, finder’s or broker’s fee, or similar payment in connection with the transactions contemplated by this Agreement or any matter related hereto to any Person for which any of the Corporation and its Subsidiaries will be liable.

5.6 Securities Law Matters. BREDS is acquiring the Series E Preferred Shares for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. BREDS is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and not a registered broker-dealer under Section 15 of the Exchange Act. BREDS understands and acknowledges that the Series E Preferred Shares have not been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. BREDS, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series E Preferred Shares, and has so evaluated the merits and risks of such investment. BREDS is able to bear the economic risk of an investment in the Series E Preferred Shares and, at the present time, is able to afford a complete loss of such investment.

5.7 Patriot Act.

(a) Neither BREDS nor, to BREDS’s knowledge, any of its Affiliates, is in violation of the Terrorism Executive Order and/or, to BREDS’s knowledge, the Patriot Act.

(b) Neither BREDS nor, to BREDS’s knowledge, any of its Affiliates, is a Prohibited Person.

(c) Neither BREDS nor, to BREDS’s knowledge, any of its Affiliates, has: (i) conducted any business or engaged in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealt in or otherwise engaged in any transaction relating to, any property or interests in property blocked pursuant to the Terrorism Executive Order; or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Terrorism Executive Order or the Patriot Act.

5.8 No Other Representations or Warranties. The Corporation acknowledges and agrees that BREDS does not make and has not made any representations or warranties herein other than those specifically set forth in this Article V.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSINGS

6.1 Conditions Precedent to the Corporation’s Obligations. The obligation of the Corporation to consummate the sale of Series E Preferred Shares on each Closing Date is subject to the satisfaction or waiver by the Corporation on such Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in Article IV and Article V shall be true and correct on and as of such Closing Date with the same force and effect as though the same had been made on and as of such Closing Date.

(b) Performance of Covenants. The Purchasers shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it on such Closing Date.

(c) Closing Deliveries. The Purchasers shall have delivered to the Corporation the items set forth in Section 7.2 required to be delivered by the Purchasers on or before such Closing Date.

(d) Ancillary Agreements. The Transaction Documents shall have been executed and delivered by all parties thereto (other than the Corporation).

(e) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

6.2 Conditions Precedent to each Purchaser’s Obligations. The obligation of each Purchaser to consummate the purchase of Series E Preferred Shares on each Closing Date is subject to the satisfaction on such Closing Date of the following conditions; provided, however, that a Purchaser may waive, on behalf of itself only, any of the following conditions by written notice to the Corporation and the other Purchaser:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation and the other Purchaser contained herein shall be true and correct on and as of such Closing Date with the same force and effect as though the same had been made on and as of such Closing Date other than such representations and warranties that expressly speak as of a fixed earlier date (which need only be true and correct as of such date).

(b) Performance of Covenants. The Corporation and the other Purchaser shall have performed and complied with all of the covenants and provisions of this Agreement required to be performed or complied with by it on such Closing Date.

(c) Closing Deliveries. The Corporation shall have delivered to the Purchasers each item set forth in Section 7.1 required to be delivered by the Corporation on or before such Closing Date.

(d) Ancillary Agreements. The Transaction Documents shall have been executed and delivered by all parties thereto; provided, however, that with respect to any Purchaser, the execution and delivery of signature pages by that Purchaser shall not constitute a condition to perform for such Purchaser.

(e) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

(f) No Material Adverse Effect. Since December 31, 2012, there shall not have occurred any event, circumstance, condition, fact, or other matter that individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has had or could reasonably be expected to have a Material Adverse Effect.

(g) REIT. The Corporation shall be qualified as a REIT.

(h) Consents and Waivers. All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required in connection with the execution and delivery of this Agreement or any Transaction Document, the performance of the Corporation of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective.

(i) Absence of Breach. No event shall have occurred that, with the giving of notice or the passage of time or both, would (i) constitute a default or breach by any party (provided, however, that with respect to any Purchaser, absence of a default or breach by that

Purchaser shall not constitute a condition to perform for such Purchaser) of its covenants and agreements under the Transaction Documents, or (ii) allow the exercise of the Optional Redemption Right under (and as defined in) the Series E Preferred Articles Supplementary.

(j) Subordination of Property Management Agreements. With respect to any property management agreements for properties owned by the Corporation or its Subsidiaries, the Corporation has entered into a subordination agreement in a form and substance reasonably acceptable to the Purchasers, in favor of the Purchasers that shall allow the Purchasers, subject to the rights of applicable senior lenders, to terminate or enforce the subordination agreement upon an Event of Default.

(k) Special Conditions to Subsequent Closings Only. The obligation of the Purchasers to consummate the purchase of Series E Preferred Shares on each Subsequent Closing Date is further subject to the following conditions on such Subsequent Closing Date: (1) the Corporation has, immediately prior to the issuance of such Series E Preferred Shares on the Subsequent Closing Date, made a dividend payment in cash on all Series E Preferred Shares outstanding immediately prior to such additional share issuance, equal to the amount necessary to cause the “adjusted issue price” (determined by applying the principles of Section 1272 of the Code pursuant to, and as modified by, Section 305(c) of the Code and Treasury Regulations Section 1.305-5(b)) of each Series E Preferred Share immediately after such dividend payment to equal the Liquidation Preference and (2) all Common Stock and Common Units issued since the Initial Closing Date (other than issuances pursuant to employee and director equity compensation plans) shall have been issued at a price per share of Common Stock or Common Unit of at least $8.15.

ARTICLE VII

CLOSING DELIVERIES

7.1 Items to Be Delivered by the Corporation. At each Closing, the Corporation shall deliver to the Purchasers the following items, in form and substance reasonably satisfactory to the Purchasers; provided, however, that the executed Corporate Governance Agreement, Pledge Agreement, the Escrow Agreement and 2014 Budget need only be provided at the Initial Closing:

(a) Preferred Stock Certificates. Validly issued stock certificates duly executed by the appropriate officers of the Corporation and representing the Series E Preferred Shares being issued to the Purchasers at such Closing.

(b) Expense Reimbursement. The amount to be reimbursed by the Corporation pursuant to Section 10.6(a).

(c) Certificate of Good Standing. A file-stamped copy, dated no later than three (3) Business Days prior to such Closing Date, certified by the Department and showing the Corporation to be validly existing and in good standing in the State of Maryland.

(d) Certified Copy of Articles Supplementary. File-stamped copies of each of the Series E Preferred Articles Supplementary and the Series E Common Articles Supplementary, each as certified by the Department.

(e) Copy of OP Amendment. The OP Amendment designating the Series E Preferred Partnership Units duly executed by the Operating Partnership and the Corporation.

(f) Officers’ Certificate. A certificate, dated as of such Closing Date, duly executed by the Chief Executive Officer and the Secretary of the Corporation certifying that (i) attached to such certificate are true and complete copies of (x) all Organizational Documents of the Corporation (including without limitation the Series E Preferred Articles Supplementary and the bylaws of the Corporation and the Series E Common Articles Supplementary) and its Subsidiaries, together with any and all amendments thereto, and (y) all resolutions adopted by the Corporation’s Board of Directors (on behalf of the Corporation as itself and in the Corporation’s capacity as the general partner of the Operating Partnership) authorizing the execution, delivery and performance by the Corporation and the Operating Partnership of the Transaction Documents to which each of them is a party and including, without limitation, such elections and determinations, if any, as may be necessary to opt out of, or otherwise to render inapplicable, any applicable control share, business combination or other antitakeover Laws, and (ii) that the same are in full force and effect and in accordance with all applicable Laws.

(g) Closing Certifications of the Corporation. A certificate duly executed by the Chief Executive Officer and the Secretary of the Corporation certifying that, as of such Closing Date, each of the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(h), 6.2(i) and 6.2(j) (solely with respect to the Corporation’s obligations thereunder) has been satisfied (except to the extent waived in writing by the Purchasers).

(h) Legal Opinions. An opinion of Hunton & Williams LLP, counsel to the Corporation, dated such Closing Date, in substantially the form attached hereto as Exhibit D-1, opinions of Morris, Manning & Martin, LLP, tax counsel to the Corporation, dated such Closing Date, in substantially the form attached hereto as Exhibit D-2, and an opinion of Venable LLP, Maryland counsel to the Corporation, dated such Closing Date, in substantially the form attached hereto as Exhibit D-3. Counsel to the Purchasers, Purchasers’ Affiliates, and Purchasers’ permitted transferees and their Affiliates, shall be entitled to rely upon any opinion delivered to the Purchasers pursuant to this Section 7.1(h) solely for the purposes of issuing opinions with respect to the qualification of any of the Purchasers, Purchasers’ Affiliates and their permitted transferees and their Affiliates as a REIT and Morris, Manning & Martin, LLP shall give written consent allowing such counsel to reference Morris, Manning & Martin, LLP’s opinion when referring to Purchaser or its transferee’s counsel’s opinion in securities filings of such REIT.

(i) Amended and Restated Corporate Governance Agreement. The Corporate Governance Agreement, duly executed by the Corporation, in substantially the form attached hereto as Exhibit E.

(j) Director and Officer Insurance. Written evidence of an effective directors and officers liability insurance policy meeting the requirements of Section 8.7.

(k) Ownership Limit Waiver. A duly executed REIT ownership limit waiver certificate in substantially the form attached hereto as Exhibit F (a “REIT Ownership Limit Waiver”).

(l) Pledge Agreement. A Pledge Agreement in substantially the form attached hereto as Exhibit G (the “Pledge Agreement”), duly executed by the Corporation and the Operating Partnership.

(m) Escrow Agreement. An Escrow Agreement in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”), duly executed by the Corporation.

(n) 2014 Budget. The budget for fiscal year 2014, and attached hereto as Exhibit I (the “2014 Budget”).

(o) Consents. Evidence of receipt of all necessary consents, approvals or waivers with respect to any Person (including any consent, approval or waiver in respect of any contract, license or permit) as required to be obtained by the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document, the performance by the Corporation or any of its Subsidiaries of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, including those set forth on Schedule 3.4.

(p) Property Acquisition Certifications. For the Initial Closing only, a certificate duly executed by the Chief Executive Officer, certifying that (i) attached to such certificate are true and complete copies of the transaction documents related to each property being acquired (the “Acquisition Documents”) with proceeds from the Initial Closing and (ii) the execution and delivery of the Acquisition Documents does not, and the performance by the Corporation or any of its Subsidiaries of their respective obligations thereunder, and the consummation of the transactions contemplated thereby on the terms and conditions set forth therein, will not (A) conflict with, violate, breach or constitute a default under the protective provisions set forth in the Series E Preferred Articles Supplementary or (B) require the consent of the holders of the Series E Preferred Shares under the Series E Preferred Articles Supplementary unless otherwise previously obtained.

(q) Other Documents. Such other documents relating to the transactions contemplated hereby as a Purchaser or its counsel may reasonably request.

7.2 Items to Be Delivered by the Purchasers. At each Closing, the Purchasers shall deliver to the Corporation the following; provided, however, that the executed First Amendment to Corporate Governance Agreement and the Pledge Agreement need only be provided at the Initial Closing:

(a) Purchase Price. The purchase price in cash for the Series E Preferred Shares being purchased by the Purchasers at such Closing.

(b) Officer’s Certificates. A certificate, dated as of such Closing Date, duly executed by authorized officers of the Purchasers certifying that, as of such Closing Date, each of the conditions set forth in clauses (a) and (b) of Section 6.1 has been satisfied (except to the extent waived in writing by the Corporation).

(c) Amended and Restated Corporate Governance Agreement. The Corporate Governance Agreement, duly executed by the Purchasers.

(d) Pledge Agreement. The Pledge Agreement, duly executed by the Purchasers.

(e) Other Documents. Such other documents relating to the transactions contemplated hereby as the Corporation or its counsel may reasonably request.

ARTICLE VIII

OTHER AGREEMENTS OF THE PARTIES

8.1 All Reasonable Efforts; Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, as promptly as practicable, all things necessary, proper, or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated hereby. At and from time to time after the Initial Closing, at the request of any party hereto, the other parties shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

8.2 Notification. The Corporation shall promptly notify the Purchasers in writing of any material adverse development causing a breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents, or that will make it or its Subsidiaries incapable of or materially less likely to be capable of performing any of its material obligations under any of the Transaction Documents. The provisions of this Section 8.2 shall terminate upon the redemption of all Series E Preferred Securities.

8.3 Public Announcements. None of the parties may issue any press release, make any public filing with any Governmental Entity or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the Corporation and the Purchasers. The foregoing shall not apply to the extent necessary or advisable in order to satisfy a party’s or its Affiliate’s disclosure obligations or other obligations under applicable Law, as determined by such party, in which event such party shall first consult with and reasonably consider any comments or suggestions of the other parties with respect thereto.

8.4 Confidentiality. Subject to Section 8.3, each party hereto agrees that such party will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, representatives and agents to hold, in confidence all confidential information and documents received from or on behalf of any other party hereto (including, without limitation, any material nonpublic information received from or on behalf of the

Corporation), except to the extent such information (i) was previously known on a nonconfidential basis to the party receiving such information or documents (the “Receiving Party”); (ii) was in the public domain through no fault of the Receiving Party; (iii) was independently developed by the Receiving Party; (iv) was later developed by the Receiving Party from sources other than the disclosing party not known by the Receiving Party to be bound by any confidentiality obligation; or (v) is required to be disclosed by Law or by any Governmental Entity.

8.5 Transfer Taxes. The Corporation shall pay all sales, use, transfer, stamp, conveyance, value added, or other similar taxes, duties, excises, or governmental charges imposed by any domestic or foreign taxing authority and all recording and filing fees, notarial fees, and other similar costs in connection with the issuance, sale or delivery to the Purchasers of the Series E Preferred Shares at each Closing pursuant to Article II, or otherwise on account of this Agreement or the transactions contemplated hereby or thereby, and shall indemnify and save harmless the Purchasers without limitation as to time against any and all liabilities in respect thereof.

8.6 Transfer Restrictions.

(a) The shares of Series E Preferred Stock, the shares of Series E Common Stock and the Series E Preferred Partnership Units may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. As a condition of any transfer of any shares of Series E Preferred Stock, shares of Series E Common Stock or Series E Preferred Partnership Units, any such transferee shall agree in writing to be bound by the terms of this Agreement (and any other applicable Purchaser Document) and shall have the rights of such Purchaser under this Agreement (and any other applicable Purchaser Document), subject to the terms of such Purchaser Document.

(b) The Purchaser agrees to the imprinting on any certificate evidencing the Series E Preferred Shares, except as otherwise permitted by Section 8.6(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by any applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED CORPORATE GOVERNANCE AGREEMENT DATED AS OF JANUARY 7, 2014, AMONG LANDMARK APARTMENT TRUST OF AMERICA, INC. AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(c) Certificates evidencing the Series E Preferred Shares shall not be required to contain the legend set forth in Section 8.6(b): (i) if a registration statement under the Securities Act covering the resale of such Series E Preferred Shares under the Securities Act is effective; (ii) following any sale of such Series E Preferred Shares in compliance with Rule 144; (iii) if such Series E Preferred Shares are eligible for sale pursuant to the last sentence of Rule 144(b)(l)(i) under the Securities Act; or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Corporation shall cause its counsel to issue a legal opinion to the Corporation’s transfer agent in connection with any transfer occurring after the effective date of any registration statement referred to in clause (i) above. Following such effective date or at such earlier time as such legend is no longer required for certain Series E Preferred Shares, the Corporation will no later than three (3) Business Days following the delivery by a Purchaser to the Corporation or the Corporation’s transfer agent of a legended certificate representing such Series E Preferred Shares, deliver or cause to be delivered to such Purchaser a certificate representing such Series E Preferred Shares that is free from such legend. The Corporation may not make any notation on its records or give instructions to any transfer agent of the Corporation that enlarge the restrictions on transfer set forth in this Section 8.6.

(d) Notwithstanding any other provision of this Agreement, the Purchasers shall be entitled to transfer any Series E Preferred Shares and any Series E Preferred Partnership Units to any Person if at any time the Corporation fails to qualify as a REIT.

8.7 Director and Officer Insurance; Indemnification.

(a) As long as the holders of any Series E Preferred Securities have a designee on the Board of Directors of the Corporation, the Corporation shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for a publicly traded company of similar size to the Corporation. Such insurance shall include coverage for all directors of the Corporation, including any director designated by the Purchasers. The Purchasers hereby acknowledge and agree that the Corporation’s directors’ and officers’ liability insurance policy in effect as of the Initial Closing Date, a copy of which has been furnished to the Purchasers, complies with this Section 8.7(a) as of the date hereof; provided that upon the reasonable request of the Purchasers from time to time, to modify or increase the coverage of the Corporation’s directors’ and officers’ liability insurance policy that is then in effect in light of the circumstances existing at such time, then the Corporation shall make such modifications or increase to such directors’ and officers’ liability insurance policy (or, if applicable, purchase an additional directors’ and officers’ liability insurance policy) as may be required, if at all, to comply with this Section 8.7(a).

8.8 Access. In addition to any other rights provided by Law or set forth herein, from and after the Initial Closing Date, the Corporation shall, and shall cause each of its Subsidiaries to, give the holders of any Series E Preferred Securities and their representatives access during reasonable business hours to (i) all properties, assets, books, Tax Returns and related workpapers, contracts, commitments, reports and records relating to the Corporation and its Subsidiaries, and (ii) the management, accountants, lenders, customers and suppliers of the Corporation and its Subsidiaries; provided, however, that a party shall not be required to provide such access to any information or Persons if such party reasonably determines that access to such information or Persons would violate the attorney-client privilege between such party or any Affiliate thereof and its counsel that cannot be provided to the holders of Series E Preferred Securities in a manner that would avoid the violation of such attorney-client privilege. The provisions of this Section 8.8 shall terminate upon the redemption of all Series E Preferred Securities.

8.9 Amendments to Transaction Documents. As long as any Series E Preferred Securities remain outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of this Agreement, the Series E Preferred Articles Supplementary, the Series E Common Articles Supplementary, the OP Amendment, the Operating Partnership Agreement, the Pledge Agreement, the Escrow Agreement or the Corporate Governance Agreement. For avoidance of doubt, any and all approval requirements of (i) stockholders of the Corporation or partners of the Operating Partnership under their respective Organizational Documents or under applicable Laws or (ii) lenders to the Corporation or any of its Subsidiaries or with respect to any of their respective properties shall be disregarded for purposes of this Section 8.9.

8.10 Integration. The Corporation shall not, and shall use its best efforts to ensure that no Affiliate of the Corporation shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Series E Preferred Shares hereunder in a manner that would require the registration under the Securities Act of the sale of any Series E Preferred Shares hereunder to the Purchasers.

8.11 Compliance. Except as approved by the Purchasers in writing, the Corporation shall, and shall cause its Subsidiaries to, comply in all material respects with all Laws, material leases, Material Contracts and instruments of record applicable to the operation of its business and properties.

8.12 Employment Agreement. Except as approved by the Purchasers in writing (which approval will not be unreasonably conditioned, delayed, or withheld), the Corporation shall enforce, without waiver, the employment agreement, dated as of August 3, 2012, entered into by and between the Corporation and Joseph Lubeck.

8.13 Antitakeover Measures. The Corporation agrees that while any shares of Series E Preferred Securities remain outstanding, neither it nor its Board of Directors shall adopt any antitakeover measure, including, without limitation, a stockholder rights plan, a bylaw amendment that would have an antitakeover effect, establishing a staggered board or opting into any of the provisions in 3-803 to 3-805 of the Maryland General Corporation Law, without the approval of the holders of the Series E Preferred Shares.

8.14 Property Acquisition Certifications. The Corporation agrees that, with respect to each property it acquires with proceeds from a Subsequent Closing, the Corporation shall provide to the Purchasers, at or prior to the closing of such property acquisition, a certificate, duly executed by the Chief Executive Officer or the Secretary of the Corporation, certifying that (i) attached to such certificate are true and complete copies of the Acquisition Documents related to such property and (ii) the execution and delivery of the Acquisition Documents does not, and the performance by the Corporation or any of its Subsidiaries of their respective obligations thereunder, and the consummation of the transactions contemplated thereby on the terms and conditions set forth therein, will not (A) conflict with, violate, breach or constitute a default under the protective provisions set forth in the Series E Preferred Articles Supplementary or (B) require the consent of the holders of the Series E Preferred Shares under the Series E Preferred Articles Supplementary unless otherwise previously obtained.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1 Survival of Representations, Warranties, and Covenants.

(a) The representations and warranties of the parties contained in this Agreement shall survive until the date upon which all of the Series E Preferred Securities have been redeemed and shall be unaffected by any investigation heretofore or hereafter made by any party in favor of which any such representation and warranty has been made; except that the representations and warranties contained in Section 3.8 (Authorization of Series E Preferred Stock and Series E Preferred Partnership Units), Section 3.16 (Private Placement), Section 3.18 (Waiver of Ownership Limits), Section 3.20 (Certain Fees), Section 3.21 (Acknowledgment Regarding Purchasers’ Purchase of Series E Preferred Shares) and Section 3.35 (REIT Qualification) shall survive indefinitely. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as herein provided relating thereto prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived after the expiration of such period of survival. Any claim for a Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

9.2 Indemnification.

(a) From and after the Initial Closing, the Corporation shall indemnify and hold harmless each Purchaser from and against any and all Losses incurred, arising out of or relating to:

(i) any breach by the Corporation or its Subsidiaries of any of the representations, warranties or covenants made by the Corporation or its Subsidiaries in this Agreement or the other Transaction Documents;

(ii) any dividend or other distributions of any nature declared or paid by the Corporation in respect of the Series E Preferred Stock, including any redemption or purchase thereof by the Corporation, that is claimed or alleged to have been made, or actually made, in violation of any applicable Laws;

(iii) any claim or Proceedings against the Corporation or a Purchaser in relation to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby commenced by (A) any Governmental Entity with jurisdiction over the Corporation or any of its Subsidiaries or (B) any stockholder, director, or officer of the Corporation (other than the Purchasers and their Affiliates and representatives), or any representative thereof, including, without limitation, any allegation or claim that the transactions contemplated hereby or thereby or the exercise of rights provided for under any of the Transaction Documents are invalid or illegal, except to the extent resulting from the bad faith or willful malfeasance of the Purchasers and their Affiliates;

(iv) any claim or Proceedings against a Purchaser or its Affiliates in its capacity as a direct or indirect stockholder of the Corporation, including, without limitation, any allegation or claim that a Purchaser or its Affiliates acted with an ulterior purpose adverse to the interest of the Corporation and its stockholders;

(v) any claim or Proceedings against the Purchasers commenced by any director, officer, employee or other representative of the Purchasers (a “Representative”) who, in his or her capacity as a Representative of the Purchasers, has been appointed as a director of the Corporation, and (A) as a result of, or in connection with such Representative’s position as a director of the Corporation, is or becomes subject to any claim or Proceedings (the “Originating Proceedings”), and (B) such Representative makes a claim or commences Proceedings against the Purchasers in respect of an indemnity claim or claim for loss resulting from the Originating Proceedings; provided, however, that the Corporation shall not be obligated to indemnify the Purchasers under this clause (iv) to the extent that the Corporation is prohibited under applicable Law from indemnifying such Representative in respect of such Originating Proceedings; and

(vi) the application of Article VI of the Charter to the ownership or transfer of shares of Series E Preferred Stock or the Series E Common Stock, other than by reason of the applicable Person failing to satisfy the condition to the waiver of the ownership restrictions applicable to such Person in the REIT Ownership Limit Waiver.

(b) From and after the Closing, iStar shall indemnify and hold harmless the Corporation and BREDS from and against any and all Losses incurred, arising out of or relating to any breach by iStar of any of the representations, warranties or covenants made by iStar in this Agreement or the other Transaction Documents.

(c) From and after the Closing, BREDS shall indemnify and hold harmless the Corporation and iStar from and against any and all Losses incurred, arising out of or relating to any breach by BREDS of any of the representations, warranties or covenants made by BREDS in this Agreement or the other Transaction Documents.

(d) The conduct of any Proceedings for which indemnification is available under this Section 9.2 shall be governed by Section 9.3. The indemnification obligations of any Indemnitor under this Section 9.2 shall be the exclusive remedy of the parties for breaches of the representations, warranties and covenants addressed thereby, other than for fraud and equitable remedies, and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the parties.

9.3 Procedures for Third-Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.

(b) Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee as long as (i) the Indemnitor notifies the Indemnitee in writing within ten (10) days after the Indemnitee has given notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against any such Losses; (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third-Party Claim involves only monetary damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment in respect of, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee; and (v) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

(c) As long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 9.3(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; (ii) the Indemnitee will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, delayed, or withheld); and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably conditioned, delayed, or withheld); provided, however, that, in respect of clause (iii) above, the Indemnitee may condition such consent upon the delivery by the claimant or plaintiff to the Indemnitee of a duly executed unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim.

(d) In the event any condition set forth in Section 9.3(b) is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement in respect of, the Third-Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnitee will consult with and obtain the consent of the Indemnitor in connection therewith which shall not be unreasonably conditioned, delayed, or withheld; (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnitor will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section 9.3.

9.4 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third-Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

9.5 Certain Other Matters. Upon making any Indemnity Payment Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third person (other than an insurance company) in respect of the Loss to which the Indemnity Payment related; provided, however, that (i) Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Loss and (ii) until Indemnitee fully recovers payment of its Loss, any and all claims of the Indemnitor against any such third person on account of such Indemnity Payment will be subrogated and subordinated in right of payment to Indemnitee’s rights against such third person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Any Indemnity Payment hereunder shall be treated as an adjustment to the applicable purchase price.

ARTICLE X

MISCELLANEOUS

10.1 Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.

10.2 Assignment. Except as expressly provided otherwise in this Agreement, this Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) by a party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchasers may, without obtaining the prior written consent of any other party hereto, assign, delegate, or otherwise transfer all or any portion of its rights and obligations hereunder to any Person in connection with a transfer of Series E Preferred Shares to such Person. Each party shall execute such acknowledgments of such permitted assignments in such forms consistent with the provisions hereof as the assigning party may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 10.2 shall be void and of no force or effect.

10.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.5 Entire Agreement. This Agreement (including the Schedules attached hereto) and the other Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings, among the parties hereto in respect of the subject matter hereof and thereof, including the Non-Disclosure Agreement entered into between the Corporation and BREDS Real Estate Advisors L.P. on November 12, 2012.

10.6 Fees and Expenses.

(a) At each Closing and from time to time as otherwise requested by a Purchaser, the Corporation shall reimburse each Purchaser for all out-of-pocket expenses (including fees and disbursements of their counsel and accountants) incurred by or on behalf of such Purchaser in connection with the evaluation, preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document through and including each such Closing Date, including legal and financial diligence relating thereto, upon receipt of an invoice (or invoices) documenting such expenses, and with respect to the Initial Closing, up to the respective amounts provided therefor in the Use of Proceeds schedule.

(b) The Corporation shall bear all of the expenses (including fees and disbursements of its counsel) incurred by or on behalf of the Corporation in connection with the evaluation, preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

10.7 Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state (except for matters governed exclusively by the MGCL).

10.8 Headings. The Article and Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10.9 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Eastern District of New York or, if such court does not have jurisdiction, any district court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

10.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally; (b) when sent by electronic mail or facsimile (which is confirmed by the intended recipient) and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Corporation, to:

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Facsimile No.: (804) 237-1345

Email: jolander@atareit.com

with a copy to (which shall not constitute notice):

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

Facsimile No.: (804) 788-8218

Email: dlebey@hunton.com

If to iStar, to:

iStar Financial Inc.

1114 Avenue of the Americas

New York, New York 10036

Attention: Chief Executive Officer, with a copy to:

Chief Legal Officer

Facsimile No.: (212) 930-9494

Email: jsugarman@istarfinancial.com

nmatis@istarfinancial.com

with a copy to (which shall not constitute notice): Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner, Esq.

Facsimile No.: (212) 878-8375

Email: kathleen.werner@cliffordchance.com

If to BREDS, to:

BREDS II Q Landmark LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Randall Rothschild

Facsimile No.: (646) 253-8405

Email: rothschild@blackstone.com

with a copy to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Andrew J. Dady, Esq.

Facsimile No.: (212) 351-6211

Email: ADady@gibsondunn.com

Each party to this Agreement shall be entitled to receive a copy of all notices, requests, demands and other communications under this Agreement.

10.11 No Recourse. Notwithstanding any provision of this Agreement to the contrary, the Corporation agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or affiliate of a Purchaser or such Purchaser’s officers, directors, stockholders, controlling persons, managers, members, partners, employees, agents, or representatives in connection with, arising out of, or relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, except to the extent that any such Person is or becomes a party to this Agreement or any of the other Transaction Documents.

10.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby; and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

10.13 Specific Performance. The parties hereby acknowledge and agree that if any party refuses to perform under this Agreement, monetary damages alone will not be adequate to compensate the other parties for their injuries. Therefore, each party shall, in addition to any other remedy that may be available to it, be entitled to obtain specific performance of this Agreement. If any action, suit, or proceeding is instituted by any party to enforce this Agreement, each of the other parties hereby waives the defense that there is an adequate remedy at law. In the event of a default by any party that results in the filing of an action for damages, specific performance, or other remedies, the other parties shall be entitled to reimbursement by the defaulting party of all reasonable attorneys’ fees and expenses incurred by it.

10.14 Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto, such parties’ “affiliates” and “associates” (as such terms are defined under the Maryland Business Combination Act and/or the Maryland Control Share Act) and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

10.15 Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. With respect to any rights of the Purchasers, or any obligations of any party other than the Purchasers under this Agreement, no waiver of any provision, consent required hereunder or departure from this Agreement shall be valid unless expressly and affirmatively made in writing and executed by the Purchasers (such waivers or consents to be made or given in each Purchaser’s sole and absolute discretion), except as otherwise expressly provided herein. Any other waiver or consent shall be valid or binding only if expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

* * * * *

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

[Signature to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

iSTAR APARTMENT HOLDINGS LLC

By:	iSTAR FINANCIAL INC., a Maryland corporation as Sole Member

	By:	/s/ Samantha K. Garbus
Name: Samantha K. Garbus
Title: Senior Vice President

[Signature to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

BREDS II Q LANDMARK LLC

By:	BREDS II Q-AIV L.P., its Managing Member

	By:	BLACKSTONE REAL ESTATE DEBT STRATEGIES ASSOCIATES II L.P., its General Partner

		By:	BREDS II GP L.L.C its General Partner

			By:	/s/ Randall Rothschild
Name: Randall Rothschild
Title: Chief Operating Officer

[Signature to Securities Purchase Agreement]